Exhibit 99.1
CDW Appoints Sam Balaji to Board of Directors
Former Global CEO, Deloitte Consulting & Advisory brings extensive experience in technology and services, transformation and global business leadership
VERNON HILLS, Ill. – (BUSINESS WIRE) – CDW (Nasdaq: CDW), the strategic end-to-end technology partner that turns customer ambition into outcomes, today announced the appointment of Sam Balaji to its Board of Directors, effective October 15, 2026.

Balaji brings more than three decades of experience in technology, advisory and global business leadership. Most recently, he served as Global Chief Executive Officer of Consulting & Advisory at Deloitte, where he helped build and scale multibillion-dollar businesses and markets, spanning artificial intelligence, cloud, cybersecurity and digital transformation. His experience also includes strategic partnerships, mergers and acquisitions, and corporate governance.

“Sam is an accomplished global business leader who brings deep technology and services expertise, a track record of innovation and growth, and extensive multi-sector transformation experience," said Christine A. Leahy, chair and chief executive officer, CDW. “As technology decisions become increasingly consequential for all organizations, Sam's perspective will be invaluable as we execute our growth strategy and deliver long-term value."
During his nearly three decades at Deloitte, Balaji held several senior leadership roles spanning consulting, technology and technology risk services. He currently serves on the board of BlackLine, a financial and accounting cloud software solutions provider, bringing experience in public company governance, technology and cybersecurity oversight, and strategic decision-making.
“I’m honored to join CDW’s Board at a time when technology is playing an increasingly critical role in how organizations operate and grow,” said Balaji. “CDW’s customer-first approach and broad technology expertise create significant opportunities to help customers differentiate and navigate change. I look forward to working with Chris and the Board to support CDW’s continued growth and long-term success.”
For more details about the CDW board of directors, please visit the About Us section of the company’s website.
About CDW
CDW Corporation (Nasdaq: CDW) is the strategic end-to-end technology partner that cuts through complexity to turn customer ambition into outcomes. Working with organizations across the business, government, education and healthcare sectors in the United States, the United Kingdom and Canada, CDW enables organizations to navigate an increasingly complex technology market and turn their technology investments into lasting value. For more information about CDW, please visit CDW.com.